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Nordstrom                                                         Exhibit 99.1

For Immediate Release
---------------------
April 9, 2003

                                                             INVESTOR CONTACT:
                                                               Stephanie Allen
                                                               Nordstrom, Inc.
                                                                 (206)303-3262

                                                                MEDIA CONTACT:
                                                             Shasha Richardson
                                                               Nordstrom, Inc.
                                                                 (206)373-3038


NORDSTROM REPORTS MARCH 2003 SALES
----------------------------------
    SEATTLE - April 9, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $518.0 million for the five-week period ending April 5, 2003, an increase of 2.9 percent compared to sales of $503.6 million for the five-week period ending April 6, 2002. Same-store sales decreased 1.7 percent, in-line with the company's recently revised expectations.
    For the five-week period, same-store sales in full-line stores increased in the Central States and East Coast geographic regions but decreased in the Northwest and Southwest regions. By merchandise division, same-store sales increased in Cosmetics, Accessories and Women's Active Wear, while Women's Shoes and the Designer and Bridge segments of Women's Apparel were flat for the month.
    Preliminary quarter-to-date (February - March) sales of $885.7 million increased 2.7 percent compared to 2002 quarter-to-date sales of $862.6 million. Quarter-to-date same-store sales decreased 1.9 percent.


FUTURE REPORTING DATES
-----------------------
Nordstrom's financial release calendar for the next several months is provided in the table below.
                  April Sales Release                 Wed., May 7, 2003
                  First Quarter Earnings              Mon., May 19, 2003
                  Annual Meeting                      Tue., May 20, 2003
                  May Sales Release                   Wed., June 4, 2003

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 143 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 89 full-line stores, 47 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 24 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.















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
SALES SUMMARY                      Mar.      Mar.       YTD       YTD
(unaudited; $ in millions)         2003      2002       2003      2002
                                   ----      ----       ----      ----

Total sales                        $518.0    $503.6     $885.7    $862.6
Total sales percentage change        2.9%      1.8%       2.7%      1.3%

Same-store sales percentage change
      Full-line stores              (1.6%)    (1.8%)     (1.9%)    (3.0%)
      Rack and other stores         (1.8%)     2.7%      (2.1%)     0.2%
      All stores                    (1.7%)    (1.3%)     (1.9%)    (2.6%)

Number of stores (as of April 5, 2003)
      Full-line                      89        83
      Rack and other                 54        52
      International
        Faconnable boutiques         24        24
                                    ---       ---
      Total                         167       159

Gross square footage
   (as of April 5, 2003)        18,613,000  17,447,000


    Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
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